A special meeting of the fund's shareholders was held on July 15, 2009. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	4,986,748,698.40	95.456
Withheld	237,402,252.95	4.544
TOTAL	5,224,150,951.35	100.000
Albert R. Gamper, Jr.
Affirmative	5,005,307,849.80	95.811
Withheld	218,843,101.55	4.189
TOTAL	5,224,150,951.35	100.000
Abigail P. Johnson
Affirmative	4,984,030,919.11	95.404
Withheld	240,120,032.24	4.596
TOTAL	5,224,150,951.35	100.000
Arthur E. Johnson
Affirmative	4,997,406,084.60	95.660
Withheld	226,744,866.75	4.340
TOTAL	5,224,150,951.35	100.000
Michael E. Kenneally
Affirmative	5,007,208,608.45	95.847
Withheld	216,942,342.90	4.153
TOTAL	5,224,150,951.35	100.000
James H. Keyes
Affirmative	5,006,362,345.37	95.831
Withheld	217,788,605.98	4.169
TOTAL	5,224,150,951.35	100.000
Marie L. Knowles
Affirmative	4,996,120,080.93	95.635
Withheld	228,030,870.42	4.365
TOTAL	5,224,150,951.35	100.000
Kenneth L. Wolfe
Affirmative	4,985,213,464.68	95.426
Withheld	238,937,486.67	4.574
TOTAL	5,224,150,951.35	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	3,532,114,415.64	67.611
Against	914,627,771.87	17.508
Abstain	200,797,299.99	3.843
Broker Non-Votes	576,611,463.85	11.038
TOTAL	5,224,150,951.35	100.000

A Denotes trust-wide proposal and voting results.